Exhibit 10.36a

CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

(As Amended and Restated Effective January 1, 2008)

CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

TABLE OF CONTENTS

ARTICLE I PURPOSES AND EFFECTIVE DATE		1
1.1.	Purposes.	1
1.2.	Effective Date.	2

ARTICLE II DEFINITIONS		2

ARTICLE III ELIGIBILITY		10
3.1.	Eligibility.	10

ARTICLE IV AWARD DETERMINATION		11
4.1.	Performance Goals.	11
4.2.	Objective Compensation Formula.	12
4.3.	Award Opportunities.	12
4.4.	Adjustment of Performance Goals.	12
4.5.	Final Award Determinations.	13
4.6.	Limitations.	13

ARTICLE V PAYMENT OF BONUS AWARDS		13
5.1.	Form and Timing of Payment.	13
5.2.	Payment of Partial Awards.	14

ARTICLE VI CONTRIBUTIONS		14
6.1.	Bonus Deferrals.	14
6.2.	Matching Contributions.	15

ARTICLE VII ACCOUNT ADMINISTRATION		15
7.1.	Deferral Sub-Accounts.	15
7.2.	Matching Sub-Accounts.	15
7.3.	Dividends.	15
7.4.	Stock Adjustments.	16
7.5.	No Stockholders’ Rights.	16

ARTICLE VIII VESTING		16
8.1.	Bonus Deferrals.	16
8.2.	Matching Contributions.	16
8.3.	Change in Control.	17

ARTICLE IX DISTRIBUTIONS		17
9.1.	Distribution of Bonus Deferrals.	17

9.2.	Normal Distribution of Matching Contributions.	18
9.3.	Deferral of Matching Contributions.	18
9.4.	Distributions on Termination of Employment.	18
9.5.	Distributions Upon a Change in Control.	19
9.6.	Valuation and Manner of Distributions.	19
9.7.	Certain Permitted Delays.	20

ARTICLE X FUNDING		20

ARTICLE XI ADMINISTRATION		21
11.1.	Administration.	21
11.2.	Administrative Review.	22
11.3.	General.	22

ARTICLE XII CLAIMS PROCEDURE		22
12.1.	Initial Claim.	22
12.2.	Procedure for Review.	23
12.3.	Claim Denial Procedure.	23
12.4.	Appeal Procedure.	24
12.5.	Decision on Appeal.	24

ARTICLE XIII AMENDMENT AND TERMINATION		25

ARTICLE XIV MISCELLANEOUS		26
14.1.	Non-Guarantee of Employment.	26
14.2.	Rights of Participants to Benefits.	26
14.3.	No Assignment.	26
14.4.	Withholding.	26
14.5.	Account Statements.	27
14.6.	Gender.	27
14.7.	Titles.	27
14.8.	Severability.	27
14.9.	Successors.	27
14.10.	Governing Law.	27
14.11.	Other Plans.	28

CONSTAR INTERNATIONAL INC.

ANNUAL INCENTIVE & MANAGEMENT STOCK PURCHASE PLAN

ARTICLE I PURPOSES AND EFFECTIVE DATE

1.1. Purposes. This is the Constar International Inc. Annual Incentive & Management Stock Purchase Plan (the “Plan”), as amended and restated effective January 1, 2008. The purposes of the Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between annual incentive executive compensation and stockholder return and, if so determined by the Committee (as defined below), to enable executives to acquire stock so that they may develop and maintain a substantial stock ownership position in the Company. The Plan is an unfunded plan that is not intended to be (a) subject to Parts 2, 3 or 4 of Title I, Subtitle B of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (b) qualified under section 401(a) of the Code.

1.2. Effective Date. The Plan became effective on January 1, 2003. This amendment and restatement of the Plan is effective January 1, 2008. This amendment and restatement of the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and is to be construed in accordance with Code Section 409A and the regulations and guidance thereunder. This amendment and restatement of the Plan shall apply only to amounts deferred under the Plan which were not earned and vested prior to January 1, 2005 and the provisions of this amendment and restatement shall be effective as of January 1,

2008. Amounts considered “earned and vested” (under Section 409A of the Code and the regulations and other guidance issued thereunder) prior to January 1, 2005 shall continue to be subject to the terms of the Plan as written prior to January 1, 2008.

ARTICLE II

DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Account” means the bookkeeping reserve account established and maintained for each Participant for purposes of determining the amount payable to the Participant pursuant to the Plan; each Account shall consist of a Deferral Sub-Account, a Matching Sub-Account and such other subaccounts as are necessary or desirable in the opinion of the Committee for the convenient administration of the Plan. The establishment of an Account shall not require segregation of any funds of the Company or any Participating Employer or provide any Participant with any rights to any assets of the Company or any Participating Employer, except as a general creditor thereof. A Participant shall have no right to receive payment of any amount credited to the Participant’s Account except as expressly provided under the Plan.

2.2. “Approved Distribution Date” means a date at least five years after a Participant’s Normal Distribution Date that has been approved by the Committee on which distribution of the value of a Tranche of Restricted Stock Units will be made in accordance with Section 9.3.

2.3. “Award Opportunity” means the various levels of incentive awards, which a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.4. “Base Salary” means the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Company’s or any Participating Employer’s deferred compensation plans, except as otherwise determined by the Committee in its sole discretion.

2.5. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the aggregate amount then credited to the Participant’s Account shall be paid in a single sum to the Participant’s estate.

2.6. “Board” means the Board of Directors of the Company or, if the Board so directs, the Committee acting on behalf of the Board in the exercise of any and all powers and duties of the Board pursuant to this Plan.

2.7. “Bonus” means the annual performance bonus payable by a Participating Employer to a Participant under the Plan, as determined by the Committee after the end of such Plan Year. To be eligible to receive a Bonus, a Participant must be employed by a Participating Employer as of January 1 of the Plan Year following the Plan Year during which such Bonus is earned.

2.8. “Cause” means (a) a Participant, in carrying out his duties for the Participating Employer, engages in gross misconduct or gross negligence resulting in a material adverse effect on the Participating Employer, (b) a Participant embezzles any amount of the Participating Employer’s assets, (c) a Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) a Participant’s breach of any restrictive covenant agreed to with the Participating Employer, or (e) a Participant’s willful and material failure to follow the lawful instructions of the Board. For purposes of this Section 2.8, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Participating Employer. Any act or omission to act by the Participant in reliance upon an opinion of counsel to the Participating Employer shall not be deemed to be willful.

2.9. “Change in Control” means:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), during any 12-month period ending on the date of the most recent acquisition by such individual, entity or group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the total voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Stock of the Company and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Stock and Voting Securities; or

(b) The occurrence, during any 12-month period, of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Stock and Voting Securities; or

(c) The sale or other disposition, during any 12-month period ending on the date of the most recent sale or disposition, of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such sale or disposition, other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

(d) During any period of 12 consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 2.9(a), (b) or (c) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Committee” means the Compensation Committee of the Board, provided that, with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such committee shall consist of two (2) or more individuals who are “outside directors” within the meaning of Section 162(m) of the Code, as amended from time to time.

2.12. “Company” means Constar International Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

2.13. “Disability” means the Employee is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the applicable Participating Employer. Notwithstanding the foregoing, if the Participating Employer maintains an accident and health plan, only subparagraph (b) hereof shall apply in determining whether an Employee is considered disabled for the purposes of this Plan.

2.14. “Employee” means an officer or other key employee of a Participating Employer including a director who is such an employee.

2.15. “Employer” means the Company and any other entity included with the Company in a controlled group of corporations or trades or businesses within the meaning of Section 414(b) or Section 414(c) of the Code, provided that, for purposes of Section 2.26 hereof, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses

(whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation §1.414(c)-2.

2.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17. “Fair Market Value” means on any given date, the closing price of a share of Stock on the principal national securities exchange on which the Stock is listed on such date or, if the Stock was not traded on such date, on the last preceding day on which the Stock was traded. If at any time such Stock is not listed on any securities exchange, the Fair Market Value shall be the fair value of such Stock as determined in good faith by the Committee, in accordance with applicable law.

2.18. “Matching Contribution” means amounts credited to a Participant’s Account pursuant to Section 6.2.

2.19. “Normal Distribution Date” means the third anniversary of the date on which an amount is credited to a Participant’s Matching Sub-Account under Section 6.2 and on which distribution of the value of a Tranche of Restricted Stock Units will be made in accordance with Section 9.2.

2.20. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.21. “Participating Employer” means the Company and any Subsidiary, unless such Subsidiary is excluded as a Participating Employer by the Board, and any organization into which a Participating Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.22. “Plan” means the Constar International Inc. Annual Incentive & Management Stock Purchase Plan as set forth herein and as amended from time to time.

2.23. “Plan Year” means the calendar year.

2.24. “Restricted Stock Unit” means a notional entry that is entered in a Participant’s Account which represents the value of one share of Stock in accordance with the terms of this Plan.

2.25. “Retirement” means, with respect to any Participant, Separation from Service after attainment of an age regarded by the Participating Employer as the normal retirement age for its employees in general, based upon the Participating Employer’s general employment and related policies and practices.

2.26. “Separation from Service” means a Participant’s termination of employment with the Employer that meets the requirements of a “separation from service” as defined under Section 409A of the Code and the regulations and other guidance thereunder.

2.27. “Specified Employee” means, for any 12-month period beginning on April 1 and ending on the following March 31, a Participant who, as of the preceding December 31, was (i) an officer of an Employer having annual compensation (as defined in Section 414(q)(4) of the Code) greater than $130,000 (as adjusted under Section 416(i)(1) of the Code), (ii) a “five-percent owner” of an Employer (as defined in Section 416(i)(1)(B) of the Code), or

(iii) a person having annual compensation (as defined in Section 414(q)(4) of the Code) of more than $150,000 and who would be classified as a “five-percent owner” of an Employer under Section 416(i)(1)(B) of the Code if “one percent” were substituted for “five percent” each time it appears in the definition of such term.

2.28. “Stock” means the common stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities designated by the Committee.

2.29. “Stock Plan” means the Constar International Inc. 2007 Stock-Based Incentive Compensation Plan, as amended from time to time.

2.30. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.31. “Target Incentive Award” means the award to be paid to a Participant when 100% of performance measures are achieved, as established by the Committee.

2.32. “Tranche” means the amount of Restricted Stock Units credited to a Participant’s Account during any one Plan Year.

2.33. “Valuation Date” means the business day used for purposes of valuing the Restricted Stock Units credited to a Participant’s Account prior to a distribution described in Article IX.

ARTICLE III

ELIGIBILITY

3.1. Eligibility. Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee. A designated Employee shall remain eligible until such time as the Committee affirmatively revokes such Employee’s eligibility.

ARTICLE IV

AWARD DETERMINATION

4.1. Performance Goals. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year), the Committee shall, in its sole discretion, approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed.

The performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals, as determined by the Committee, based upon: (i) the price of Stock, (ii) the market share of the Company or its Subsidiaries (or any business unit thereof), (iii) sales by the Company or its Subsidiaries (or any business unit thereof), (iv) earnings per share of Stock, (v) return on shareholder equity of the Company, (vi) costs of the Company or its Subsidiaries (or any business unit thereof), (vii) cash flow of the

Company or its Subsidiaries (or any business unit thereof), (viii) return on total assets of the Company or its Subsidiaries (or any business unit thereof), (ix) return on invested capital of the Company or its Subsidiaries (or any business unit thereof), (x) return on net assets of the Company or its Subsidiaries (or any business unit thereof), (xi) operating income of the Company or its Subsidiaries (or any business unit thereof), (xii), earnings before interest, taxes, depreciation and amortization (“EBITDA”), including EBITDA as may be adjusted pursuant to the Company’s or a Subsidiary’s credit agreements or otherwise, (xiii) individual goals or (xiv) net income of the Company or its Subsidiaries (or any business unit thereof). The Committee shall have discretion to determine the specific targets with respect to each of these categories of performance goals. Before payment of a Bonus, the Committee shall certify that an individual has satisfied the applicable performance goal.

With respect to awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee also shall have the authority to exercise subjective discretion in the determination of final awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are eligible to participate in the Plan shall be notified of the performance goals and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable.

4.2. Objective Compensation Formula. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year), the Committee shall approve or establish in writing the objective compensation formula or standard for that Plan Year. Such objective compensation formula or standard shall be the method for computing the amount of compensation payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant.

4.3. Award Opportunities. Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity may vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

4.4. Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year. Notwithstanding the foregoing, if awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustment shall only be made to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if the Committee determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the

Participating Employer’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly.

4.5. Final Award Determinations. At the end of each Plan Year, Bonuses shall be computed for each Participant as determined by the Committee. Each such award shall be based upon (a) the Participant’s Target Incentive Award percentage (or such greater or lesser percentage, as appropriate), multiplied by his Base Salary, in whole or in part (or other preestablished objective compensation formula in accordance with Section 4.2), and (b) the attainment of financial, non-financial and individual performance goals. In the event that a Participant is not employed by the Participating Employer at the end of a Plan Year, no Bonus shall be payable for such Plan Year.

4.6. Limitations. A Participant’s Bonus (irrespective of any interest crediting under Section 7.1 or any Matching Contribution as provided under Section 6.2) with respect to any Plan Year shall not exceed 150 percent of the Participant’s Base Salary.

ARTICLE V

PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment. As soon as practicable following receipt of the audited financial statements with respect to each Plan Year, the Committee shall certify in writing the extent to which the Company (or any Subsidiary or business unit thereof) and/or each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s Bonus for the relevant period. Fifty percent of each Bonus shall be paid to the Participant, or to his estate in the case of death, in a single cash payment as soon as practicable following the receipt of audited financial statements with respect to each Plan Year, but in no event later than December 31 of the Plan Year following the Plan Year during which such Bonus is earned. The remaining fifty percent of each Bonus shall be credited to the Participant’s Deferral Sub-Account pursuant to Article VI. The amount of any Bonus deferred with respect to any Plan Year shall reduce the amount of such Bonus otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be allocated to the Participant’s Deferral Sub-Account effective as of the date the applicable Bonus would otherwise have been payable.

5.2. Payment of Partial Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial Bonus or no Bonus for the portion of the Plan Year that an Employee was a Participant. Notwithstanding the foregoing, in order to receive any Bonus for a Plan Year, such Participant shall be employed by a Participating Employer on January 1 of the following Plan Year.

ARTICLE VI

CONTRIBUTIONS

6.1. Bonus Deferrals. For each Plan Year, 50 percent of each Participant’s Bonus shall be credited to the Participant’s Deferral Sub-Account as of the date on which the Committee approves the payment of a Bonus to the Participant absent deferral of such amount.

6.2. Matching Contributions. For each Plan Year, the Committee shall credit to each Participant’s Matching Sub-Account an amount (in accordance with Article VII) equal to 50 percent of the Participant’s Bonus credited to the Participant’s Deferral Sub-Account for such Plan Year.

ARTICLE VII

ACCOUNT ADMINISTRATION

7.1. Deferral Sub-Accounts. All amounts credited to a Participant’s Deferral Sub-Account shall be credited on a cash basis. The balance of a Participant’s Deferral Sub-Account shall be credited with five percent (5%) annual interest on a daily basis.

7.2. Matching Sub-Accounts. All amounts credited to a Participant’s Matching Sub-Account shall be credited on the basis of Restricted Stock Units. The number of Restricted Stock Units credited to a Participant’s Matching Sub-Account shall be equal to the Participant’s total Matching Contributions for such Plan Year divided by the Fair Market Value of the Stock as of the second trading day after the Company’s first earnings release following the Committee’s approval of the cash portion of the Bonus. Partial Restricted Stock Units of 0.5 or more will be rounded upwards.

7.3. Dividends. If during the period of time a Participant’s Matching Sub-Account is credited with Restricted Stock Units, the Company pays a dividend with respect to its Stock, the Participant shall be credited with additional Restricted Stock Units in accordance with this Section. The number of additional Restricted Stock Units credited to a Participant’s Matching Sub-Account pursuant to this Section shall be calculated by dividing (a) the product of (i) the whole number of Restricted Stock Units held in the Participant’s Matching Sub-Account as of the date the dividend is paid times (ii) the amount of such dividend with respect to each share of Stock, by (b) the Fair Market Value of the Stock on the date such dividend is paid. Restricted Stock Units shall be credited to a Participant’s Matching Sub-Account under this Section as of the date the applicable dividend is paid.

7.4. Stock Adjustments. The Committee shall adjust each Participant’s Matching Sub-Account as the Committee determines is appropriate to reflect any stock dividend, stock split, combination of shares, merger, share exchange, consolidation or any other change in the corporate structure of the Company or the Stock.

7.5. No Stockholders’ Rights. The crediting of Restricted Stock Units to a Participant’s Account shall not give any Participant any right or interest in any shares of Stock that may be held from time to time in a rabbi trust incident to the Plan or otherwise.

ARTICLE VIII

VESTING

8.1. Bonus Deferrals. A Participant shall be fully vested in all amounts (including interest) credited to his Deferral Sub-Account at all times.

8.2. Matching Contributions. Except as provided below, each Tranche of Restricted Stock Units shall become vested on the applicable Normal Distribution Date, provided the Participant remains in the continuous employment of the Participating Employer until such date. If a Participant terminates employment due to death or Disability prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall become fully vested. If a Participant terminates employment due to Retirement or is involuntarily terminated by the Participating Employer without Cause prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall become vested on a pro-rata basis. Such pro rata amount shall be calculated based upon the Participant’s fully completed years of employment with the Participating Employer from the time such Tranche was credited to the Participant’s Matching Sub-Account compared to the years of employment that would have been completed from the time such Tranche was credited to the Participant’s Account until the applicable Normal Distribution Date. If a Participant voluntarily terminates employment (other than for Retirement) or is terminated by the Participating Employer for Cause prior to the applicable Normal Distribution Date with respect to a Tranche of Restricted Stock Units, such Tranche shall be forfeited and the Participant shall have no rights with respect to such Restricted Stock Units.

8.3. Change in Control. Upon a Change in Control, all Restricted Stock Units credited to a Participant’s Matching Sub-Account shall become immediately fully vested.

ARTICLE IX

DISTRIBUTIONS

9.1. Distribution of Bonus Deferrals. Subject to Sections 9.4, 9.5 and 9.7, the amount of each Bonus (together with interest credited on such Bonus) allocated to a Participant’s Deferral Sub-Account shall be distributed to such Participant upon the one-year anniversary of the date on which the amount was credited to the Participant’s Deferral Sub-Account under Section 6.1.

9.2. Normal Distribution of Matching Contributions. Subject to Sections 9.4, 9.5 and 9.7, and in accordance with Section 9.6, the value of a Tranche of Restricted Stock Units shall be distributed on the Normal Distribution Date, unless the Committee has approved a subsequent distribution date in accordance with Section 9.3.

9.3. Deferral of Matching Contributions. At least 12 months prior to the Normal Distribution Date for a Tranche of Restricted Stock Units, a Participant may request that a distribution from his or her Matching Sub-Account be paid on an Approved Distribution Date in accordance with procedures established by the Committee. Such an election is subject to the Committee’s approval and, if approved by the Committee, will become irrevocable on the day that is 12 months prior to the Normal Distribution Date. If the Committee fails to approve such election by the date it would otherwise become irrevocable, such election shall be void. The Approved Distribution Date shall be applicable to an entire Tranche of Restricted Stock Units.

9.4. Distributions on Termination of Employment. Upon a Participant’s Separation from Service for any reason, the entire value of a Participant’s Deferral Sub-Account shall be distributed in cash and the value of all vested Restricted Stock Units shall be distributed in accordance with Section 9.6 as soon as practicable. Notwithstanding the foregoing or any other provision of the Plan, if the Participant is a Specified Employee when a payment would otherwise be made, and such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Section 409A(a)(1)(B) of the Code (or any regulations or any guidance promulgated thereunder or with respect to) if the payment would be made within six months of the Participant’s Separation from Service, then such payment shall not be made until the first day which is six months after the date of the Participant’s Separation from Service.

9.5. Distributions Upon a Change in Control. Upon a Change in Control, the entire value of a Participant’s Deferral Sub-Account shall be distributed in cash and the value of all Restricted Stock Units shall be distributed in accordance with Section 9.6 as soon as practicable.

9.6. Valuation and Manner of Distributions.

(a) The Valuation Date for distributions made on a Normal Distribution Date or an Approved Distribution Date in accordance with Sections 9.2 and 9.3 shall be such Normal Distribution Date or Approved Distribution Date, as applicable.

(b) The Valuation Date for distributions made upon Separation from Service or Change in Control in accordance with Sections 9.4 or 9.5, respectively, shall be the date of the Participant’s Separation from Service or Change in Control, as applicable.

(c) Distributions under this Plan with respect to a Participant’s Matching Sub-Account shall be made in Stock issued under the Stock Plan, unless, the Committee provides, in its sole discretion, for all or part of a Participant’s distribution to be in cash (including for reasons of having insufficient Stock available under the Stock Plan or the payment of any applicable withholding taxes); provided, however, that no partial shares of Stock shall be distributed and in lieu thereof cash shall be distributed. Distributions in Stock shall be made by issuing Stock certificates for a number of shares equal to the vested Restricted Stock Units to be distributed on the applicable Valuation Date. Distributions in cash shall be in an amount equal to the number of vested full and partial Restricted Stock Units in a Participant’s Matching Sub-Account, which were not distributed in Stock in accordance with the prior sentence, times the Fair Market Value of the Stock on the Valuation Date. Upon Distribution all rights to any Restricted Stock Units shall be cancelled.

9.7. Certain Permitted Accelerations and Delays. Notwithstanding any other provision of the Plan to the contrary, in the sole and absolute discretion of the Committee, amounts payable hereunder may be accelerated or delayed to a date or dates other than the dates specified under this Article IX only under circumstances permitted under Section 409A of the Code.

ARTICLE X

FUNDING

The obligations of the Company and other Participating Employers to distribute benefits under this Plan shall be interpreted solely as an unfunded, contractual obligation to distribute only those amounts credited to the Participant’s Account pursuant to the terms of this Plan. Any assets set aside, including any assets transferred to a rabbi trust or purchased by the Company or other Participating Employer with respect to amounts payable under the Plan, shall be subject to the claims of the Company’s or the Participating Employer’s general creditors, and no person other than the Company or the Participating Employer shall, by virtue of the provisions of the Plan, have any interest in such assets. All amounts deferred pursuant to this Plan may, in the Committee’s discretion, be transferred to a rabbi trust as soon as practicable after such amounts are allocated to a Participant’s Account.

ARTICLE XI

ADMINISTRATION

11.1. Administration. The Plan will be administered by the Committee. The Committee shall be the named fiduciary for purposes of the claims procedure pursuant to Article XII and shall have authority to act to the full extent of its absolute discretion to:

(a) interpret the Plan;

(b) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(c) create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and

(d) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan will be paid by the Company and/or other Participating Employer.

11.2. Administrative Review. Except as the Committee may otherwise determine (and subject to the claims procedure set forth in Article XII), all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

11.3. General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Company or any other Participating Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE XII

CLAIMS PROCEDURE

The Committee shall administer a claims procedure as follows:

12.1. Initial Claim. A Participant or Beneficiary who believes himself entitled to benefits under the Plan, or such individual’s authorized representative acting on behalf of such individual (the “Claimant”), must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

12.2. Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants.

12.3. Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (a) the special circumstances necessitating the extension and (b) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (a) the specific reason or reasons for the denial, (b) the specific reference to the Plan provisions on which the denial is based, (c) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefore, and (d) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

12.4. Appeal Procedure. In the case of an adverse benefit determination, the Claimant shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with 29 C.F.R. §2560.503-1(m)(8). The Claimant shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.5. Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (a) the special circumstances necessitating the extension and (b) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (a) the specific reason or reasons for the adverse determination, (b) the specific reference to the Plan provisions on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with 29 C.F.R. §2560-1(m)(8)) and (d) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1. The Board or the Committee shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that no modification, amendment, discontinuance or termination may, without the consent of a Participant, adversely affect the rights of such Participant to amounts previously credited to his Account or reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled. In the event of a Plan termination, amounts to which a Participant may be entitled shall be paid in accordance with the Plan’s provisions in effect immediately prior to such termination, provided that the Company may accelerate payments to the extent permitted under Section 409A of the Code.

ARTICLE XIV

MISCELLANEOUS

14.1. Non-Guarantee of Employment. Participation in the Plan does not give any Employee any right to be retained in the service of the Participating Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time.

14.2. Rights of Participants to Benefits. All rights of a Participant under the Plan to amounts credited to the Participant’s Account are mere unsecured contractual rights of the Participant (or his or her Beneficiary) against the Employer. Each Employer shall be primarily responsible for payment of benefits hereunder to the Participants it employs and the Beneficiaries of such Participants. In the event a Participating Employer fails to pay any amount due under this Plan for any reason, the Company shall be jointly and severally liable for the payment of such amount.

14.3. No Assignment. No amounts credited to Accounts nor any rights or benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

14.4. Withholding. The Company or other Participating Employer shall have the right to deduct from any distribution made hereunder any taxes required by law to be withheld from a Participant with respect to such payment, and, shall have the right, in accordance with Section 7.6(c), to require that a portion of a Participant’s Account distribution be paid in cash in order to satisfy such withholding obligations.

14.5. Account Statements. Periodically (as determined by the Committee), each Participant shall receive a statement indicating the amounts credited to and payable from the Participant’s Account.

14.6. Gender. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

14.7. Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

14.8. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.9. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.10. Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

14.11. Other Plans. Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

To record the adoption of the Plan, Constar International Inc. has caused its authorized representative to affix its corporate name effective as of the day and year first written above.

CONSTAR INTERNATIONAL INC.

By:	A. Alexander Taylor
Title:	Chairman of Compensation Committee